EXHIBIT INDEX

(h)(17) Fee Waiver Agreement, dated February 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Market Advantage Series, Inc. on behalf of AXP Mid Cap Index Fund.

(h)(18) Fee Waiver Agreement, February 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Market Advantage Series, Inc. on behalf of AXP S&P 500 Index Fund.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)     Independent Auditor's Consent.

(n)     Rule 18f-3 Plan Amendment dated January 8, 2004.